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                                                                    EXHIBIT 12.2

                 HOME SHOPPING NETWORKS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                PREDECESSOR COMPANY                                  HOLDCO
                              -------------------------------------------------------    ------------------------------
                                                               ACTUAL                                       PRO FORMA
                              ------------------------------------------------------------------------    -------------
                                                                                          NINE MONTHS      NINE MONTHS
                                             YEARS ENDED DECEMBER 31,                        ENDED            ENDED
                              -------------------------------------------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                1993        1994        1995        1996       1997          1998             1998
                              --------     -------    --------     -------    -------    -------------    -------------
                                                                   (In thousands)
EARNINGS:
Net Income (loss) before
  income taxes..............  $(19,567)    $30,520    $(95,205)    $33,261    $41,299      $ 23,183         $ 19,041
Equity in (earnings) losses
  of unconsolidated
  affiliates................       589        (144)        302       5,607     12,492        16,097           16,097
Adjustment for partially
  owned subsidiaries and 50%
  owned companies...........        --          --          --           1         --        42,768           42,768
Interest expense............    10,863       5,512      10,077       9,918      9,728        78,522           82,664
Portion of rents
  representative of an
  interest factor...........     5,011       4,613       4,377       4,681      3,123         4,210            4,210
                              --------     -------    --------     -------    -------      --------         --------
        Total earnings......  $ (3,104)    $40,501    $(80,449)    $53,468    $66,642      $164,780         $164,780
                              ========     =======    ========     =======    =======      ========         ========
FIXED CHARGES:
Interest expense............  $ 10,863     $ 5,512    $ 10,077     $ 9,918    $ 9,728      $ 78,522         $ 82,664
Portion of rents
  representative of an
  interest factor...........     5,011       4,613       4,377       4,681      3,123         4,210            4,210
                              --------     -------    --------     -------    -------      --------         --------
        Total fixed
          charges...........  $ 15,874     $10,125    $ 14,454     $14,599    $12,851      $ 82,732         $ 86,874
                              ========     =======    ========     =======    =======      ========         ========
RATIO OF EARNINGS TO FIXED
  CHARGES...................  $  (19.0)       4.00x   $  (94.9)       3.66x      5.19x         1.99x            1.90x
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